ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-223208

Dated February 16, 2021

HSBC USA Inc. Capped Trigger GEARS

$        Securities Linked to the S&P 500® ESG Index due on or about February 28, 2024

Investment Description
These Capped Trigger GEARS (the “Securities”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) linked to the performance of the S&P 500® ESG Index (the “Underlying Index”). The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. If the Underlying Index Return is positive, HSBC will pay the principal amount at maturity plus a return equal to the Upside Gearing multiplied by the Underlying Index Return, up to the Maximum Gain. If the Underlying Index Return is zero or negative, HSBC will either repay the full principal amount at maturity or, if the Final Level is less than the Downside Threshold, you will be fully exposed to the Underlying Index’s decline and HSBC will repay less than the full principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Index Return. Investing in the Securities involves significant risks. The Securities do not pay any interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑ Enhanced Growth Potential Subject to the Maximum Gain: At maturity, the Securities enhance any positive Underlying Index Return up to the Maximum Gain.  If the Underlying Index Return is negative, investors may be exposed to the negative Underlying Index Return at maturity.

❑ Contingent Repayment of Principal at Maturity: If the Underlying Index Return is zero or negative and the Final Level is not less than the Downside Threshold, HSBC will repay the principal amount at maturity.  However, if the Final Level is less than the Downside Threshold, HSBC will pay less than the full principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Index Return. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates[1]

Trade Date	February 23, 2021
Settlement Date	February 26, 2021
Final Valuation Date[2]	February 23, 2024
Maturity Date[2]	February 28, 2024

[1] Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

[2] See page 4 for additional details.

The Securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES. the Securities CAN have downside MARKET risk SIMILAR TO THE UNDERLYING INDEX, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the Securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND THE MORE DETAILED “RISK FACTORS” BEGINNING ON PAGE S-1 OF THE ACCOMPANYING EQUITY INDEX UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering
These terms relate to the Securities. The return on the Securities is limited to, and will not exceed, the Maximum Gain. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below. The final terms of the Securities will be determined on the Trade Date.

Underlying Index	Initial Level	Maximum Gain	Downside Threshold	Upside Gearing	CUSIP/ISIN
S&P 500® ESG Index	[●]	[25.00% - 27.00%]	75% of the Initial Level	2.0	40438U838 / US40438U8383

See “Additional Information About HSBC USA Inc. and the Securities” on page 2. The Securities offered will have the terms specified in the accompanying prospectus dated February 26, 2018, the accompanying prospectus supplement dated February 26, 2018, the accompanying Equity Index Underlying Supplement dated February 26, 2018 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Securities from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page hereof for a description of the distribution arrangements.

The Estimated Initial Value of the Securities on the Trade Date is expected to be between $8.70 and $9.70 per Security, which will be less than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 4 and “Key Risks” beginning on page 6 of this document for additional information.

	Price to Public(1)	Underwriting Discount(1)	Proceeds to Us
Per Security	$10.00	$0.25	$9.75
Total

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page hereof.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Securities

This document relates to the offering of Securities linked to the Underlying Index. As a purchaser of a Security, you will acquire a senior unsecured debt instrument linked to the Underlying Index, which will rank equally with all of our other unsecured and unsubordinated debt obligations. Although the offering of Securities relates to the Underlying Index, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Underlying Index, or as to the suitability of an investment in the Securities.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Equity Index Underlying Supplement dated February 26, 2018. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-1 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC USA Inc. has filed a registration statement (including the Equity Index Underlying Supplement, prospectus and prospectus supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the Equity Index Underlying Supplement, prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the Equity Index Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Equity Index Underlying Supplement dated February 26, 2018:
https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

♦	Prospectus supplement dated February 26, 2018:
https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

♦	Prospectus dated February 26, 2018:
https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

As used herein, references to the “Issuer,” “HSBC,” “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated February 26, 2018, references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, February 26, 2018 and references to the “Equity Index Underlying Supplement” mean the Equity Index Underlying Supplement dated February 26, 2018.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You are willing to make an investment where you could lose some or all of your initial investment and are willing to make an investment that may be exposed to the same downside market risk as the Underlying Index.
♦	You believe that the Underlying Index will appreciate over the term of the Securities, but will not appreciate by more than the Maximum Gain.
♦	You understand and accept that your potential return is limited by the Maximum Gain, and you are willing to invest in the Securities if the Maximum Gain is set equal to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be set on the Trade Date).
♦	You understand and accept the risks associated with the Underlying Index.
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying Index.
♦	You are willing to hold the Securities to maturity and do not seek an investment for which there is an active secondary market.
♦	You accept the risk and return profile of the Securities, in contrast to conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating that would pay interest at prevailing market rates.
♦	You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlying Index.
♦	You are willing to assume the credit risk associated with HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You seek an investment that is designed to return your full principal amount at maturity.
♦	You are not willing to make an investment in which you could lose some or all of your principal amount and you are not willing to make an investment that may be exposed to the same downside market risk as the Underlying Index.
♦	You believe that the level of the Underlying Index will decline during the term of the Securities and is likely to close below the Downside Threshold on the Final Valuation Date, or you believe that the Underlying Index will appreciate over the term of the Securities, and that any appreciation will be greater than the Maximum Gain.
♦	You seek an investment that participates in the full appreciation in the Underlying Index or that has unlimited return potential.
♦	You are not willing to invest in the Securities if the Maximum Gain is set equal to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be set on the Trade Date).
♦	You do not understand or accept the risks associated with the Underlying Index.
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar or exceed the downside fluctuations in the level of the Underlying Index.
♦	You are unable or unwilling to hold the Securities to maturity and seek an investment for which there will be an active secondary market.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating that would pay interest at prevailing market rates.
♦	You seek current income from your investment or prefer to receive the dividends paid on the stocks included in the Underlying Index.
♦	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. For more information about the Underlying Index, see “Information About the Underlying Index” herein. You should also review “Key Risks” herein and “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and on page S-1 of the prospectus supplement.

Indicative Terms
Issuer	HSBC USA Inc. (“HSBC”)
Issue Price	$10.00 per Security.
Principal Amount	$10.00 per Security.
Term	Approximately three years
Trade Date[1]	February 23, 2021
Settlement Date[1]	February 26, 2021
Final Valuation Date[1]	February 23, 2024
Maturity Date[1]	February 28, 2024
Underlying Index	S&P 500® ESG Index (Ticker: “SPXESUP”)
Downside Threshold	75% of the Initial Level
Upside Gearing	2.0
Maximum Gain	[25.00% - 27.00%]. The actual Maximum Gain will be determined on the Trade Date.
Payment at Maturity (per $10 Security) [2]

You will receive a payment on the Maturity Date calculated as follows:

If the Underlying Index Return is greater than zero, HSBC will pay you a cash payment on the Maturity Date equal to the lesser of:

(A) $10 + [$10 × (the Underlying Index Return × Upside Gearing)] and

(B) $10 + ($10 × the Maximum Gain).

If the Underlying Index Return is equal to or less than zero and the Final Level is equal to or greater than the Downside Threshold, HSBC will pay you the principal amount of:

$10.

If the Final Level is less than the Downside Threshold, HSBC will pay you a cash payment on the Maturity Date equal to:

$10 + ($10 × Underlying Index Return)

In this case, you will have a loss of principal that is proportionate to the negative Underlying Index Return and you will lose some or all of your principal amount.

Underlying Index Return	Final Level - Initial Level
Initial Level
Initial Level	The Official Closing Level of the Underlying Index on the Trade Date.
Final Level	The Official Closing Level of the Underlying Index on the Final Valuation Date.
Calculation Agent	HSBC USA Inc. or one of its affiliates.
CUSIP/ISIN	40438U838 / US40438U8383
Estimated Initial Value	The Estimated Initial Value of the Securities is expected to be less than the price you pay to purchase the Securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Key Risks — The Estimated Initial Value of the Securities, Which Will Be Determined by Us on the Trade Date, is Expected to Be Less Than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any.”

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

1 Expected. In the event HSBC makes any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same. The Final Valuation Date and Maturity Date are subject to postponement if a Market Disruption Event occurs, as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.

2 Payment at Maturity and any repayment of principal is provided by HSBC USA Inc., and therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

Investment Timeline

The Initial Level is observed and the terms of the Securities are set.

The Final Level and the Underlying Index Return are determined as of the Final Valuation Date.

If the Underlying Index Return is greater than zero, HSBC will pay you a cash payment per Security equal to the lesser of:

(A) $10 + [$10 × (the Underlying Index Return × Upside Gearing)]; and

(B) $10 + ($10 × the Maximum Gain)

If the Underlying Index Return is equal to or less than zero and the Final Level is equal to or greater than the Downside Threshold, HSBC will pay you a cash payment of $10 per Security.

If the Final Level is less than the Downside Threshold, HSBC will pay you a cash payment on the Maturity Date equal to:

$10 + ($10 × Underlying Index Return)

In this case, you may lose some or all of your principal amount.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but HSBC urges you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying Equity Index Underlying Supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Structure or Features of the Securities

♦	Risk of Loss at Maturity – The Securities differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying Index and will depend on whether, and to the extent which, the Underlying Index Return is positive or negative and if the Underlying Index Return is negative, whether the Final Level is less than the Downside Threshold. If the Final Level is less than the Downside Threshold, you will be fully exposed to any negative Underlying Index Return and HSBC will pay you less than the Principal Amount at maturity, if anything, resulting in a loss of principal that is proportionate to the decline in the Final Level as compared to the Initial Level. Under these circumstances, you will lose a significant portion, and could lose all, of the Principal Amount.

♦	The Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the Underlying Index level is above the Downside Threshold.

♦	Limited Return on the Securities –Your return on the Securities will be limited by the Maximum Gain, regardless of any increase in the level of the Underlying Index, which may be significant. Therefore, you will not benefit from any appreciation of the Underlying Index in excess of an amount that, when multiplied by the Upside Gearing, exceeds the Maximum Gain and your return on the Securities may be less than your return would be on a hypothetical direct investment in the Underlying Index or in the stocks included in the Underlying Index.

♦	The Upside Gearing Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the Upside Gearing times the Underlying Index's return, even if that return is positive and, when multiplied by the Upside Gearing, does not exceed the Maximum Gain. You can receive the full benefit of the Upside Gearing, subject to the Maximum Gain, from HSBC only if you hold your Securities to maturity.

♦	The Amount Payable on the Securities Is Not Linked to the Level of the Underlying Index at Any Time Other Than on the Final Valuation Date – The Underlying Index Return will be based on the Final Level on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the Underlying Index appreciates prior to the Final Valuation Date but then decreases as of the Final Valuation Date to a level that is less than the Downside Threshold, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Underlying Index prior to such decrease. Although the actual level of the Underlying Index on the Maturity Date or at other times during the term of the Securities may be higher than the Final Level, the Payment at Maturity will be based solely on the Final Level on the Final Valuation Date.

♦	No Interest Payments – As a holder of the Securities, you will not receive interest payments.

♦	The Probability That the Underlying Index Will Fall Below Its Downside Threshold on the Final Valuation Date Will Depend on its Volatility – “Volatility" refers to the frequency and magnitude of changes in the level of the Underlying Index. Greater expected volatility with respect to the Underlying Index reflects a higher expectation as of the Trade Date that the Underlying Index could close below its Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. However, the Underlying Index’s volatility can change significantly over the term of the Securities. The level of the Underlying Index could fall sharply, which could result in a significant loss of principal.

Risks Relating to the Underlying Index

♦	Changes Affecting the Underlying Index – The policies of the Underlying Index sponsor concerning additions, deletions and substitutions of the stocks included in the Underlying Index and the manner in which the Underlying Index sponsor takes account of certain changes affecting those stocks included in the Underlying Index may adversely affect the level of the Underlying Index. The policies of the Underlying Index sponsor with respect to the calculation of the Underlying Index could also adversely affect the level of the Underlying Index. The Underlying Index sponsor may discontinue or suspend calculation or dissemination of the Underlying Index. Any such actions could have an adverse effect on the value of the Securities.

♦	We Make No Representation or Assurance as to the Environmental And Social Impact of The Companies Included in the Reference Asset – We make no representation or assurance that the composition of the Reference Asset satisfies, whether in whole or in part, any present or future depositor expectations or requirements as regards any direct or indirect environmental and social impact of the businesses or products of companies included in the Reference Asset. If the environmental and social impact of the companies included in the Reference Asset is a factor in an investor’s decision to invest in Securities linked to such Reference Asset, investors should consult with their legal or other advisers before making an investment in the Securities.

♦	The Reference Asset May Not Be Successful And May Underperform Alternative Investment Strategies – There can be no assurance that the Reference Asset will achieve positive returns over any period. The components of the Reference Asset are selected from the constituents of the S&P 500® Index according to the methodology described below. The Reference Asset may underperform relative to the S&P 500® Index or equity markets generally, and the performance of the Reference Asset may be less favorable than alternative investment strategies that could have been implemented.

♦	The Reference Asset Follows A Particular Methodology, Which May Differ Significantly From Alternative Approaches And Investor Expectations – As described in “Description of the Reference Asset,” the Reference Asset follows a specific methodology developed by its sponsor, with determinations made by the sponsor as to which constituents of the S&P 500® Index will be selected as components of the Reference Asset. These determinations are also based on information provided by third-parties and scoring methodologies developed by the sponsor and third-parties. The Reference Asset methodology and the underlying score methodologies and may differ substantially from alternative strategies with similar objectives. Decisions to include or exclude components of the Reference Asset will be made solely by the sponsor, and such decisions will affect the performance of the Reference Asset on an ongoing basis. Additionally, the sponsor will make decisions regarding the stocks included in the Reference Asset at its own discretion, without regard to investor expectations. For example, the sponsor can exercise discretion in evaluating the severity of a controversy and determining whether to exclude a company after the publication of a Media and Stakeholder Analysis report (as defined herein). Similarly, any determinations made with respect to the underlying scores or data referenced by the sponsor, will be made without regard to investors. Neither we nor you will have any ability to affect decisions made regarding the Reference Asset or any underlying data, scores or methodologies. The Reference Asset may include components that differ significantly from alternative investments strategies with similar objectives and may underperform such alternative investment strategies, perhaps significantly.

♦	The Reference Asset Has A Very Limited Operating History And May Perform In Unanticipated Ways – The Reference Asset was established on January 28, 2019 and therefore has little to no operating history. Because the Reference Asset is of recent origin and limited actual historical performance data exists with respect to it, your investment in the Securities may involve a greater risk than investing in securities linked to an index with a more established record of performance. Hypothetical back-tested performance prior to the launch of the Index provided in this document refers to simulated performance data created by applying the Index's calculation methodology to historical prices of the equities that comprise the Reference Asset. Such simulated performance data has been produced by the retroactive application of a back-tested methodology in hindsight, and may give more preference towards equities that have performed well in the past. Hypothetical back-tested results are neither an indicator or a guarantor of future results.

General Risk Factors

♦	The Securities Are Subject to the Risk of the Issuer – The Securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦	The Estimated Initial Value of the Securities, Which Will Be Determined by Us on the Trade Date, is Expected to Be Less than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any – The Estimated Initial Value of the Securities will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Securities to be more favorable to you. We will determine the value of the embedded derivatives in the Securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market (if any exists) at any time.

♦	The Price of Your Securities in the Secondary Market, if Any, Immediately After the Trade Date is Expected to Be Less than the Price to Public – The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Securities, the underwriting discount and the costs associated with structuring and hedging our obligations under the Securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Securities in the secondary market, if any, the price you would receive for your Securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Underlying Index and changes in market conditions, and cannot be predicted with accuracy. The Securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Securities to maturity. Any sale of the Securities prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Securities Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Securities – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 9 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Securities based on changes in market conditions and other factors that cannot be predicted.

♦	Lack of Liquidity – The Securities will not be listed on any securities exchange or quotation system. One of our affiliates intends to offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the Securities. This price, if any, will exclude any fees or commissions paid when the Securities were purchased and therefore will generally be lower than such purchase price.

♦	Owning the Securities Is Not the Same as Owning the Stocks Included in the Underlying Index – The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the Underlying Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Underlying Index would have. The Underlying Index is a price return index, and the Underlying Index Return excludes any cash dividend payments paid on its component stocks.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Underlying Index or the price of the stocks included in the Underlying Index, and therefore, the market value of the Securities.

♦	Potential HSBC and UBS Financial Services Inc. Impact on Price – Trading or transactions by HSBC USA Inc., UBS Financial Services Inc., or any of their respective affiliates in the stocks included in the Underlying Index, or in futures, options, exchange-traded funds or other derivative products on the stocks included in the Underlying Index, may adversely affect the market value of the stocks included in the Underlying Index or level of the Underlying Index, and, therefore, the market value of the Securities.

♦	Potential Conflicts of Interest – HSBC, UBS Financial Services Inc., or any of our or their respective affiliates may engage in business with the issuers of the stocks included in the Underlying Index, which may present a conflict between the obligations of HSBC and you, as a holder of the Securities. The Calculation Agent, which may be HSBC or any of its affiliates will determine the Payment at Maturity based on the Final Level. The Calculation Agent can postpone the determination of the Final Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Economic and Market Factors Affecting the Terms and Market Price Prior to Maturity – Because structured notes, including the Securities, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the level of the Underlying Index; the volatility of the Underlying Index; the dividend rate paid on stocks included in the Underlying Index; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	The Securities Are Not Insured or Guaranteed by Any Governmental Agency of the United States or Any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amount owed to you under the Securities and could lose your entire investment.

♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See the discussion under “What Are the Tax Consequences of the Securities?” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Hypothetical Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the Final Level relative to the Initial Level. The hypothetical terms used below are not the actual terms that will apply to the Securities. The actual terms will be set on the Trade Date and will be indicated on the cover of the applicable pricing supplement. We cannot predict the Final Level on the Final Valuation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Underlying Index. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity per $10.00 Security on a hypothetical offering of the Securities, based on the following assumptions:

Investment term:	Approximately three years
Initial Level*:	1,000.00
Upside Gearing:	2.0
Downside Threshold*:	750.00 (75% of the Initial Level)
Maximum Gain*:	25.00%

*The actual Initial Level, Downside Threshold and Maximum Gain will be determined on the Trade Date.

Example 1— The level of the Underlying Index increases from an Initial Level of 1,000.00 to a Final Level of 1,100.00. The Underlying Index Return is greater than zero and expressed as a formula:

Underlying Index Return = (1,100.00 - 1,000.00) / 1,000.00 = 10.00%

Because the Underlying Index Return is greater than zero, the Payment at Maturity for each $10 principal amount of Securities is equal to the lesser of:

(A) $10.00 + [$10.00 × (10.00% × 2.00)], and

(B) $10.00 + ($10.00 × 25.00%)

Payment at Maturity =$12.00

Example 2— The level of the Underlying Index increases from an Initial Level of 1,000.00 to a Final Level of 1,500.00. The Underlying Index Return is greater than zero and expressed as a formula:

Underlying Index Return = (1,500.00 - 1,000.00) / 1,000.00 = 50.00%

Because the Underlying Index Return is greater than zero, the Payment at Maturity for each $10 principal amount of Securities is equal to the lesser of:

(A) $10.00 + [$10.00 × (50.00% × 2.00)], and

(B) $10.00 + ($10.00 × 25.00%)

Payment at Maturity =$12.50

Example 3— The level of the Underlying Index decreases from an Initial Level of 1,000.00 to a Final Level of 800.00. The Underlying Index Return is negative and expressed as a formula:

Underlying Index Return = (800.00 - 1,000.00) / 1,000.00 = -20.00%

Payment at Maturity = $10.00

Because the Underlying Index Return is less than zero, but the Final Level is greater than or equal to the Downside Threshold, HSBC will pay you a Payment at Maturity equal to $10.00 per $10.00 principal amount of Securities (a return of zero percent).

Example 4— The level of the Underlying Index decreases from an Initial Level of 1,000.00 to a Final Level of 400.00. The Underlying Index Return is negative and expressed as a formula:

Underlying Index Return = (400.00 - 1,000.00) / 1,000.00 = -60.00%

Payment at Maturity = $10 + ($10 × -60.00%) = $4.00

Because the Underlying Index Return is less than zero and the Final Level is less than the Downside Threshold, the Securities will be fully exposed to any decline in the level of the Underlying Index on the Final Valuation Date. Therefore, the return on the principal amount is -60.00%. In this case, you would incur a loss of 60.00% of the principal amount.

If the Final Level is below the Downside Threshold on the Final Valuation Date, the Securities will be fully exposed to any decline in the Underlying Index, and you will lose some or all of your principal amount at maturity.

Scenario Analysis – Hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities.

Performance of the Underlying Index*			Performance of the Securities
Hypothetical Final Level	Hypothetical Underlying Index Return	Upside Gearing	Hypothetical Return on Securities(1)	Hypothetical Payment at Maturity
2,000.00	100.00%	2.0	25.00%	$12.50
1,900.00	90.00%	2.0	25.00%	$12.50
1,800.00	80.00%	2.0	25.00%	$12.50
1,700.00	70.00%	2.0	25.00%	$12.50
1,600.00	60.00%	2.0	25.00%	$12.50
1,500.00	50.00%	2.0	25.00%	$12.50
1,400.00	40.00%	2.0	25.00%	$12.50
1,300.00	30.00%	2.0	25.00%	$12.50
1,200.00	20.00%	2.0	25.00%	$12.50
1,125.00	12.50%	2.0	25.00%	$12.50
1,100.00	10.00%	2.0	20.00%	$12.00
1,050.00	5.00%	2.0	10.00%	$11.00
1,000.00	0.00%	N/A	0.00%	$10.00
950.00	-5.00%	N/A	0.00%	$10.00
900.00	-10.00%	N/A	0.00%	$10.00
800.00	-20.00%	N/A	0.00%	$10.00
750.00	-25.00%	N/A	0.00%	$10.00
700.00	-30.00%	N/A	-30.00%	$7.00
600.00	-40.00%	N/A	-40.00%	$6.00
500.00	-50.00%	N/A	-50.00%	$5.00
400.00	-60.00%	N/A	-60.00%	$4.00
300.00	-70.00%	N/A	-70.00%	$3.00
200.00	-80.00%	N/A	-80.00%	$2.00
100.00	-90.00%	N/A	-90.00%	$1.00
0.00	-100.00%	N/A	-100.00%	$0.00

* The Underlying Index Return excludes cash dividend payments on the stocks included in the Underlying Index.

(1) This “return” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10 principal amount Security.

What Are the Tax Consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid executory contracts with respect to the Underlying Index. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts" in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to Securities that are treated as pre-paid executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ materially and adversely from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of the Securities is required to accrue income in respect of the Securities prior to the receipt of payments with respect to the Securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the Securities could be subject to U.S. withholding tax in respect of the Securities. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

We will not attempt to ascertain whether any of the entities whose stock is included in the Underlying Index would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Underlying Index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlying Index and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlying Index is or becomes a PFIC or USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the Securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Securities. However, it is possible that the Securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying Index or the Securities, and following such occurrence the Securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying Index or the Securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Information About the Underlying Index

The S&P 500® ESG Index

General

Below is a brief description of the Index and its performance from January 28, 2019. This information is from the Bloomberg Professional® service without independent verification by us. In addition, information regarding the Index sponsor may have been obtained from other sources, including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The information contained herein is furnished as a matter of information only. Fluctuations in or levels of the Index that have occurred in the past should not be taken as indicative of fluctuations in or levels of the Index that may occur over the term of the Securities. Neither we nor any of our affiliates makes any representation as to the performance of the Index.

The S&P 500® ESG Index

We have derived all information relating to the S&P 500® ESG Index (the “SPXESUP” or the “Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P”), a division of S&P Global (the “sponsor”). Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. S&P has no obligation to continue to publish, and may discontinue or suspend the publication of the SPXESUP at any time.

General

The SPXESUP (reported on the Bloomberg Professional® service under the symbol “SPXESUP”) is designed to measure the performance of securities meeting sustainability criteria, while maintaining similar overall industry group weights as the S&P 500® Index. Publication of the SPXESUP began on January 28, 2019, with a base value of 100 on April 30, 2010.

The SPXESUP is constructed from an eligible universe of stocks consisting of the stocks included in the S&P 500® Index. Eligible constituents are then excluded based on the four screens described below:

•	Tobacco. Based on data provided by Sustainalytics (a company that rates the sustainability of companies based on their environmental, social and corporate governance performance), constituents are excluded if they either directly or via an ownership interest of 25% or more of another company: (i) produce tobacco, (ii) have tobacco sales accounting for greater than 10% of their revenue, or (iii) have tobacco-related products & services accounting for greater than 10% of their revenue.

•	Controversial Weapons. Based on data provided by Sustainalytics, constituents are excluded if they either directly or via an ownership interest of 25% or more of another company are involved in: (i) cluster weapons, (ii) landmines (anti-personnel mines), (iii) biological or chemical weapons, (iv) depleted uranium weapons, (v) white phosphorus weapons, or (vi) nuclear weapons.

•	UNGC Score. The Arabesque S-Ray® Service provided by Arabesque (Deutschland) GMBH (an asset manager that, along with its affiliates based in other countries, focuses on environmental, social and governance data and quantitative models) rates companies based on the normative principles of the United Nations Global Compact (such rating, a “UNGC Score” and all companies with an assigned UNGC Score, collectively, the “UNGC Score Universe”). Any company with a UNGC Score at or below the bottom 5% of the UNGC Score Universe is excluded.

•	ESG Score. ESG Scores are determined as described below. Any company with an ESG Score that falls within the worst 25% of ESG Scores for its Global Industry Classification Standard (“GICS”) industry group is excluded. GICS entails four levels of classification: (i) sector; (ii) industry group; (iii) industries; and (iv) sub-industries. Under GICS, each company is assigned to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of GICS.

Companies without Sustainalytics coverage, an assigned UNGC Score or an assigned ESG Score are ineligible for inclusion in the SPXESUP until they receive Sustainalytics coverage, a UNGC Score and an ESG Score. In addition to the exclusions described above, if SAM (the trade name for a business unit of RobecoSAM AG that specializes in environmental, social and governance data, rating services and benchmarking) releases a Media and Stakeholder Analysis (an “MSA”), the applicable constituent will be reviewed and may be removed from the SPXESUP. Any constituent removed based on an MSA will not be eligible for reentry in the SPXESUP for one full calendar year. MSAs are released by SAM to highlight issues including economic crime and corruption, fraud, illegal commercial practices, human rights issues, labor disputes, workplace safety, catastrophic accidents and environmental disasters.

The SPXESUP is then constructed from the remaining eligible stocks through the following process:

•	First, for each GICS industry group, companies are selected in decreasing order of ESG Score until 65% of the float-adjusted market capitalization for such GICS industry group is reached.

•	Second, constituents ranked between 65% and 85% for each GICS industry group are selected to get as close as possible to the target of 75% of the float-adjusted market capitalization.

•	Finally, if the combined float-adjusted market capitalization is not above the 75% target, additional eligible companies may be added in decreasing order of ESG Score to get as close as possible to the 75% target. This will continue until the addition of the next eligible component would result in the total float-adjusted market capitalization of the GICS industry group to move further away from the 75% target.

ESG Scores. S&P and SAM together provide environmental, social and governance scores (“ESG Scores”) that seek to measure companies’ financially material ESG factors based on SAM’s Corporate Sustainability Assessment (“CSA”). For purposes of assessing ESG Scores, companies are assigned to industry groups defined by SAM. These industry group assignments are based on GICS industry group classifications, but some non-standards aggregations are made by SAM.

SAM seeks to perform a CSA on each company included in the S&P Global LargeMidCap Index and the S&P Global 1200 Index (which includes all companies included in the S&P 500® Index as the S&P 500® Index is one of the constituent indices of the S&P Global 1200 Index) as of a designated date in September.

CSA requests, including industry-specific questionnaires, are sent to companies each year in March. ESG scores are calculated based on the responses to the CSA and other available data. If a company does not respond to the CSA, SAM assigns a score based on available data.

A company’s ESG Score is equal to the weighted sum of its ESG indicators. ESG indicators are assigned to different sustainability topics and questions, and the assigned weights of ESG indicators for each industry group are included in the CSAs that are distributed to companies in that industry group. The assigned weight for each ESG indicator may vary between industry groups and may be zero if SAM determines that a particular ESG indicator is not relevant for an industry group. ESG indicator weightings are reviewed each year.

The ESG Score methodology attempts to account for information bias inherent in both the self-provided answers and the discrepancies between provided answers and available information for different companies. Two sorting screens are applied to the questions in each CSA. First, all questions are assigned to one of the three dimensions: environmental, social and governance. The questions within each dimension are then designated as either “mandatory” or “non-mandatory” with a minimum number of mandatory questions required in each dimension. Questions are generally, but not always, deemed mandatory if: (i) information is provided or available for greater than 50% of companies, (ii) if the question is deemed fundamentally important by SAM, or (iii) questions involving public disclosure.

If a question is deemed mandatory but no relevant information is provided or found, a score of zero is assigned and will be included in the calculation of the company’s ESG Score. If no information is found for a non-mandatory question, the question will be disregarded and not included in the company’s ESG Score calculation. The score that is assigned to each question based on a company’s response or other available information is an ESG indicator. When no information is provided for a non-mandatory question and the question is disregarded, the weight allocated to that ESG indicator is redistributed amongst the other ESG indicators.

The ESG Score also attempts to mitigate some of the inherent data biases by normalizing the ESG indicators within each industry group based on a standardized z-score. It is the normalized ESG indicators that are used to calculate the ESG Score for each company.

The ESG Score methodology is under the supervision of the S&P DJI ESG Score Committee (the “ESG Committee”), which included committee members from S&P and SAM. The ESG Committee meets regularly. At each meeting, the ESG Committee reviews the methodology, and the ESG Committee may revise the methodology process if the ESG Committee determines a change is needed to better implement the intent of the scoring process. The ESG Committee may also make exceptions when applying the methodology.

Index Maintenance

The SPXESUP is rebalanced once a year effective after the market close on the last business day of April. The reference date for the data used in the review is the last trading day of March. In addition to the annual rebalancing, there are quarterly updates to the underlying shares and their respective weights within the SPXESUP which are effective after the close on the third Friday in March, June, September and December. Generally, no companies are added between rebalancings, but a company can be deleted between rebalancings due to corporate events such as mergers, takeovers or delistings. In addition, at the discretion of the Committee (as defined below), a deletion may occur if an MSA is raised.

The S&P Dow Jones Indices’ Europe (EMEA) Index Committee (the “Committee”) maintains the SPXESUP and other S&P ESG Indices, meeting regularly. At each meeting, the Committee reviews pending corporate actions that may affect SPXESUP constituents, statistics comparing the composition of the indices to the market, companies that are being considered as candidates for addition to the SPXESUP and any significant market events. In addition, the Committee may revise the index policy covering rules for selecting companies, treatment of dividends, share counts or other matters. S&P considers information about changes to its indices and related matters to be potentially market-moving and material. Therefore, all Committee discussions are confidential.

The table below describes some of the index maintenance adjustments applicable to the SPXESUP and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment

Spin-off	In general, a spin-off security is added to the index at a zero price at the market close of the day before the ex-date (with no divisor adjustment). The spin-off security will remain in the index if it meets all necessary criteria. If a spin-off security is determined to be ineligible to remain in the index, it will be removed after at least one day of regular way trading (with a divisor adjustment).	No

Rights offering	The price is adjusted to the price of the parent company minus (the price of the rights offering/rights ratio). Index shares change so that the company's weight remains the same as its weight before the rights offering.	No

Stock dividend, stock split, reverse stock split	Index shares are multiplied by and price is divided by the split factor.	No

Share Issuance, Share Repurchase, Equity Offering or Warrant Conversion	None.	No

Special dividend	Price of the stock making the special dividend payment is reduced by the per-share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

Hypothetical and Historical Performance of the SPXESUP

The following graph sets forth the hypothetical back-tested performance of the Index from February 10, 2011 through January 27, 2019 and the historical performance of the Index from January 28, 2019 to February 10, 2021. The Index has been calculated by S&P Dow Jones Indices LLC only since January 28, 2019. The hypothetical back-tested performance of the Index set forth in the graph below was calculated using the selection criteria and methodology employed to calculate the Index since its inception on January 28, 2019.

Source: Bloomberg

The hypothetical back-tested Index data only reflects the application of that methodology in hindsight, since the Index was not actually calculated and published prior to January 28, 2019. The hypothetical back-tested Index data cannot completely account for the impact of financial risk in actual trading. There are numerous factors related to the equities markets in general that cannot be, and have not been, accounted for in the hypothetical back-tested Index data, all of which can affect actual performance. Consequently, you should not rely on that data as a reflection of what the actual Index performance would have been had the Index been in existence or in forecasting future Index performance. The graph above also reflects the actual Index performance from January 28, 2019 to January 26, 2021 based on information that we obtained from Bloomberg L.P. Any hypothetical or actual historical upward or downward trend in the level of the Index during any period shown is not an indication that the level of the Index is more or less likely to increase or decrease at any time during the term of the Securities.

License Agreement

We or one of our affiliates has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some products, including the Securities.

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“Standard & Poor’s”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P. “Standard & Poor’s®” and “S&P®” are trademarks of S&P and have been licensed for use by S&P and its affiliates and sublicensed for certain purposes by the Issuer. The SPXESUP is a product of S&P, and has been licensed for use by the Issuer.

The Securities are not sponsored, endorsed, sold or promoted by S&P, Dow Jones, Standard & Poor’s or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the depositors of the Securities or any member of the public regarding the advisability of investing in certificates of deposit generally or in the Securities particularly or the ability of the SPXESUP to track general market performance. S&P Dow Jones Indices’ only relationship to the Issuer with respect to the SPXESUP is the licensing of the SPXESUP and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices. The SPXESUP is determined, composed and calculated by S&P Dow Jones Indices without regard to the Issuer or the Securities. S&P Dow Jones Indices has no obligation to take the needs of the Issuer or the holders of the Securities into consideration in determining, composing or calculating the SPXESUP. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices and amount of the Securities or the timing of the issuance or sale of the Securities or in the determination or calculation of the equation by which the Securities are to be converted into cash. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Securities. There is no assurance that investment products based on the SPXESUP will accurately track index performance or provide positive investment returns. S&P is not an investment advisor. Inclusion of a security within the SPXESUP is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Securities currently being issued by the Issuer, but which may be similar to and competitive with the Securities. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPXESUP. It is possible that this trading activity will affect the value of the SPXESUP and the Securities.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPXESUP OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY THE ISSUER, HOLDINGS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPXESUP OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND THE ISSUER, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Events of Default and Acceleration

If the Securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described herein. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Underlying Index Return. If a Market Disruption Event exists with respect to the Underlying Index on that scheduled trading day, then the accelerated Final Valuation Date for the Underlying Index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC Securities (USA) Inc. will agree to sell to the Agent, and the Agent will agree to purchase, all of the Securities at the price to public less the underwriting discount indicated on the cover hereof. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. The Agent may allow to its affiliates a concession not in excess of the underwriting discount set forth on the cover hereof.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so and may cease making such offers at any time. HSBC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement related to this free writing prospectus in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

We expect that delivery of the Securities will be made against payment for the Securities on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the accompanying prospectus supplement.

References in the accompanying prospectus and prospectus supplement to any European law, regulation or directive (or, in each case, any part thereof) shall, in respect of the United Kingdom, be to such European law, regulation or, as the case may be, directive (or part thereof) as it forms part of United Kingdom domestic law at the time of the relevant offer, sale or making available of the Securities (and as amended, supplemented or superseded from time to time).